Exhibit 10.3
Kos Pharmaceuticals, Inc.
KOS INCENTIVE PLAN

KOS PHARMACEUTICALS, INC.
KOS INCENTIVE PLAN
     1. Purpose. The Kos Incentive Plan (the “Plan”) is an amendment and restatement of the Kos Pharmaceuticals, Inc. 1996 Stock Option Plan (the “Prior Plan”). The purpose of the Plan is two-fold. First, the Plan will further the interest of Kos Pharmaceuticals, Inc., a Florida corporation (the “Company”), any subsidiaries it may have, and its shareholders by providing incentives in the form of stock option grants and restricted stock awards to employees who contribute materially to the success and profitability of the Company. The grants and restricted stock awards shall recognize and reward outstanding individual performances and contributions by such individuals and shall give such individuals a proprietary interest in the Company, thus enhancing their personal interest in the Company’s continued success and progress. This program shall also assist the Company and any subsidiaries it may have in attracting and retaining key employees. Second, the Plan will provide the Company flexibility and the means to reward directors and other non-employees who render valuable contributions to the Company.
     2. Definitions. The following definitions shall apply to this Plan:
     (a) “Agreement” means a written agreement entered into between the Company and a Recipient that embodies the terms and restrictions of the Option or Award granted to the Recipient.
     (b) “Award” means a Restricted Share Award.
     (c) “Board” means the board of directors of the Company.
     (d) “Cause” means (1) the commission by the Recipient of any act of malfeasance or wrongdoing affecting the Company or a Subsidiary, (2) the breaching by the Recipient of any covenant not to compete or employment agreement with the Company or a Subsidiary, or (3) the engaging in any conduct by the Recipient in violation of any employment policy of the Company, or a Subsidiary, that would warrant, in the sole discretion of the Company, or a Subsidiary, as applicable, the Recipient’s discharge.
     (e) “Change in Control” occurs when (i) Michael Jaharis, his estate, his wife, his lineal descendants, any trust created for the benefit of any one or more of them during their lifetimes, or any corporation, partnership or other entity owned fifty percent or more directly or indirectly by Michael Jaharis, or any combination of the foregoing ceases to be the largest shareholder of the Company, (ii) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the beneficial owner of thirty-three percent or more of the stock of the Company, (iii) the Company is merged into any other company that is not controlled by Michael Jaharis or substantially all of its assets are acquired by any other company that is not controlled by Michael Jaharis, or (iv) three or more directors nominated by the Board to serve as a director, each having agreed to serve in such capacity, fail to be elected in a contested election of directors.
     (f) “Code” means the Internal Revenue Code of 1986, as amended.

     (g) “Committee” means a committee appointed by the Board in accordance with Section 3 of the Plan.
     (h) “Common Stock” means the Common Stock, par value $.01 per share, of the Company or such other class of shares or securities to which the Plan may apply pursuant to Section 16 of the Plan.
     (i) “Company” means Kos Pharmaceuticals, Inc.
     (j) “Date of Grant” means the date on which the Option or Restricted Share Award is granted.
     (k) “Dispose Of” means pledge, hypothecate, give, assign, encumber, sell, grant an option with respect to, or otherwise transfer, to any party whether or not such party is a shareholder of the Company.
     (l) “Effective Date” for purposes of the Plan means the date on which the Board adopts the Plan.
     (m) “Eligible Person” means any person who performs or has in the past performed services for the Company, or for any partially or wholly owned subsidiary thereof, whether as a director, officer, employee, consultant or other independent contractor, and any person who performs services relating to the Company in his or her capacity as an employee or independent contractor of a corporation or other entity that provides services for the Company.
     (n) “Employee” means any person employed on an hourly or salaried basis by the Company or any parent or Subsidiary of the Company that now exists or hereafter is organized or acquired by or acquires the Company.
     (o) “Fair Market Value” means the fair market value of the Common Stock as of a specified date. If the Common Stock is not publicly traded on the date as of which fair market value is being determined, the Board shall determine the fair market value of the Shares using such factors as the Board considers relevant, such as the price at which recent sales have been made, the book value of the Common Stock, and the Company’s current and projected earnings. In determining the fair market value of the Shares, the Board may, but is not required to, utilize information from or opinions of outside advisors. If the Common Stock is publicly traded on the date as of which fair market value is being determined, the fair market value is the average of the high and low sale prices of the Common Stock as reported by the National Association of Securities Dealer Automated Quotations (“NASDAQ”) on that date, if the Common Stock is listed on a stock exchange, the average of the high and low sale prices of the Common Stock on that date, as reported in The Wall Street Journal. If trading in the stock or a price quotation does not occur on the date as of which fair market value is being determined, the next proceeding date on which the stock was traded or a price was quoted shall determine the fair market value.
     (p) “Incentive Stock Option” means a stock option granted pursuant to either this Plan or any other plan of the Company that satisfies the requirements of Section 422 of the Code and Section 7 of the Plan and that entitles the Recipient to purchase stock of the

Company or in a corporation that at the time of grant of the option was a Subsidiary of the Company or a predecessor corporation of any such corporation. If the requirements of Section 7 of the Plan are in conflict with any other provision of the Plan with respect to an Incentive Stock Option, the provisions of Section 7 of the Plan shall control.
     (q) “Nonqualified Stock Option” means an Option granted pursuant to the Plan that is not an Incentive Stock Option and that entitles the Recipient to purchase stock of the Company or of a corporation that at the time of grant of the Option was a Subsidiary of the Company, or a predecessor corporation of any such corporation.
     (r) “Option” means a stock option granted pursuant to the Plan. Each Option shall be a nonqualified stock option unless expressly designated as an Incentive Stock Option by the Committee in establishing the terms of the Option at grant.
     (s) “Option Shareholder” shall mean a Recipient who has exercised his/her Option.
     (t) “Option Shares” means Shares issued upon exercise of an Option.
     (u) “Plan” means the Kos Incentive Plan, as adopted effective June 20, 2006.
     (v) “Prior Plan” means the Kos Pharmaceuticals, Inc. 1996 Stock Option Plan.
     (w) “Recipient” means a person who is granted an Option or a Restricted Share Award.
     (x) “Restricted Share Award” means Shares that are awarded to a Recipient pursuant to Section 8 of the Plan.
     (y) “Share” means a share of the Common Stock, as adjusted in accordance with Section 16 of the Plan.
     (z) “Subsidiary” means any corporation, fifty percent or more of the voting securities of which are owned directly or indirectly by the Company at any time during the existence of this Plan.
     3. Administration. This Plan shall be administered by a Committee appointed by the Board; provided however, that commencing on the date on which the Company first registers any class of its securities under Section 12 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Committee shall be comprised of not fewer than two members who shall be “disinterested persons” within the meaning of Rule 16b-3 under the 1934 Act, and “outside directors” within the meaning of Section 162(m) of the Code and the regulations thereunder (“Outside Directors”). The Committee shall have authority to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to select the Recipients to receive grants of Options and Restricted Share Awards, to determine the numbers of Shares to which each Option grant or Restricted Share Award shall apply, to prescribe the form of any agreement or instrument executed in connection herewith, to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option or a Restricted Share Award, and to make all other determinations necessary or advisable for the administration of the Plan. All such interpretations, rules, regulations and determinations shall be conclusive and binding on all Recipients and all other persons and for all purposes. A majority of the full Committee constitutes a quorum for purposes of administering the Plan, and all determinations of the Committee shall be made by a majority of the members present at a meeting at which a quorum is present or by the unanimous, written consent of the Committee.
     4. Shares Subject to Plan. Subject to the provisions of Section 16 of the Plan, the maximum aggregate number of Shares that may be subject to Options under the Plan prior to the Effective Date shall be 17,000,000. As of the Effective Date, the maximum aggregate number of Shares that may be subject to Options or Restricted Share Awards under the Plan shall be 22,000,000. The maximum aggregate number of Shares that may be subject to Incentive Stock Options under the Plan is 0. The maximum aggregate number of Shares that may be awarded under the Plan in the form of Restricted Share Awards pursuant to Section 8 of the Plan may be limited by the Committee. If an Option should expire or become unexercisable for any reason without having been exercised, the unpurchased Shares that were subject to the Option shall, unless the Plan has then terminated, be available for future Options and Restricted Share Awards under the Plan. Any Shares subject to a Restricted Share Award that are forfeited, and any Shares withheld for the payment of taxes with respect to an Option or a Restricted Share Award, shall continue to be available for future Options and Restricted Share Awards under the Plan.
     5. Grants of Options and Restricted Share Awards.
     (a) Discretionary Grants of Options and Restricted Share Awards. Any Eligible Person that the Committee in its sole and absolute discretion designates is eligible to receive an Option or a Restricted Share Award under this Plan, for such number of Shares as is determined by the Committee, in its sole discretion. The Committee’s grant of an Option or a Restricted Share Award to a Recipient in any year does not require the Committee to award an Option or a Restricted Share Award to that Recipient in any other year. Furthermore, the Committee may award different Options and Restricted Share Awards to different Recipients and has full discretion to choose whether to grant Options or Restricted Share Awards to any Eligible Person. The Committee may consider such factors as it deems pertinent in selecting Recipients and in determining the amount of their Options or Restricted Share Awards, including, without limitation, (i) the financial condition of the Company or its Subsidiaries; (ii) expected profits for the current or future years; (iii) the contributions of a prospective Recipient to the profitability and success of the Company or its Subsidiaries; and (iv) the adequacy of the prospective Recipient’s other compensation. Recipients may include persons to whom stock, stock options, stock appreciation rights, or other benefits previously were granted under this or another plan of the Company or any Subsidiary, whether or not the previously granted benefits have been fully exercised or vested.
     Notwithstanding the foregoing, no Eligible Person shall be granted, in any fiscal year, Options to purchase more than 500,000 Shares. The limitation described in this Section 5(a) shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 16 of the Plan. If an Option is canceled in the same fiscal year of the

Company in which it was granted (other than in connection with a transaction described in Section 16 of the Plan), the canceled Option shall be counted against the 500,000 Shares limitation described in this Section 5(a). This limitation shall not apply to Restricted Share Awards.
     (b) Discretionary Grants of Options and Restricted Share Awards to Outside Directors.
     (i) Option and Restricted Share Award Grants. Outside Directors of the Company shall be eligible to receive grants of Options and/or Restricted Share Awards, in the sole and absolute discretion of the Committee.
     (ii) Option Exercise Price. The exercise price of each Share subject to an Option granted to an Outside Director shall be the Fair Market Value of the Common Stock on the date the Option is granted.
     (iii) Exercise of Options/Expiration Date. All Options granted to an Outside Director shall become exercisable on the first anniversary of the Date of Grant and shall expire on the tenth (10th) anniversary of the Date of Grant, or on such earlier or later date as is set by the Committee in establishing the terms of the Option at grant, or on such later date as is set by the Committee subsequent to the Date of Grant but prior to the tenth (10th) anniversary of the Date of Grant, or on such earlier date as required under Section 7 of the Plan, if applicable; provided, however, that in the event of the death of an Outside Director, the Option shall be exercisable only within the twelve (12) months next succeeding the date of death, and then only
     1) by the executor or administrator of the Outside Director’s estate or by the person or persons to whom the Outside Director’s rights under the Option shall pass by the Outside Director’s will or the laws of descent and distribution, and
     2) if and to the extent that the Outside Director was entitled to exercise the Option at the date of the Outside Director’s death, provided that in no event shall the Option be exercisable more than ten (10) years after the Date of Grant.
     6. General Option Requirements. Each Option granted to a Recipient under the Plan shall contain such provisions as the Committee at the Date of Grant shall deem appropriate. Each Option granted to a Recipient shall satisfy the following requirements:
     (a) Written Agreement. Each Option granted to a Recipient shall be evidenced by an Agreement. The terms of the Agreement need not be identical for different Recipients. The Agreement shall include a description of the substance of each of the requirements in this Section 6 with respect to that particular Option.
     (b) Number of Shares. Each Agreement shall specify the number of Shares that may be purchased by exercise of the Option.
     (c) Exercise Price. Unless provided otherwise by the Committee, with the approval of a majority of the Board, in establishing the terms of the Option at grant, the exercise price of each Share subject to an Option shall not be less than the Fair Market Value of the Share on the Option’s Date of Grant.

     (d) Duration of Option. Each Option granted to a Recipient shall expire on the tenth (10th) anniversary of the Date of Grant, or on such earlier or later date as is set by the Committee in establishing the terms of the Option at grant, or on such later date as is set by the Committee subsequent to the Date of Grant but prior to the tenth (10th) anniversary of the Date of Grant, or on such earlier date as required under Section 7 of the Plan, if applicable. If the Recipient’s employment or affiliation with the Company terminates before the expiration date of an Option, the Options owned by the Recipient shall expire on the earlier of the date stated in this subsection or the date stated in following subsections of this Section. Furthermore, expiration of an Option may be accelerated under subsection 6(g) of the Plan.
     (e) Vesting of Option and Exercisability. Unless otherwise provided for by the Committee in establishing the terms of the Option at grant and, with regard specifically to Incentive Stock Options, unless otherwise prohibited under Section 422 of the Code, a Recipient’s interest in the Option shall vest according to the schedule described in this subsection 6(e) and shall be exercisable as to not more than the vested percentage of the Shares subject to the Option at any point in time. To the extent an Option is either unexercisable or unexercised, the unexercised portion shall accumulate until the Option both becomes exercisable and is exercised, subject to the provisions of subsection 6(d) of the Plan. Each Option granted under the Plan shall become vested according to the following schedule based on the anniversary of the Date of Grant:

Anniversary of Date of Grant	Percent Vested

Prior to 1st anniversary	0%
1st	25%
2nd	50%
3rd	75%
4th	100%
     The Committee, in its sole and absolute discretion, may accelerate the vesting of any Option at any time.
     The unvested portion of an Option will automatically fully vest upon the death of a Recipient who as of the date of his/her death was either an active or retired employee and had five (5) years of service with the Company. If a Recipient who is either an active or retired employee of the Company dies prior to his/her fifth (5th) year of employment with the Company, a pro rata portion (representing the actual length of service divided by five (5) years) of the unvested portion of an Option will automatically vest.
     (f) Death, Disability, or Termination of Service or Affiliation.
     (i) In the case of the death of the Recipient, all Options held by the Recipient shall expire on the one year anniversary of the Recipient’s death, or if earlier, the date specified in subsection 6(d), unless the Committee sets an earlier or later expiration date in establishing the terms of the Options at grant or a later expiration date that is subsequent to the Date of Grant but prior to the one-year anniversary of the Recipient’s death. Notwithstanding the foregoing, all Options held by Recipients who as of the date of their death were either active or retired Employees and had five (5) or more years of service shall expire on the two-year anniversary of such Recipient’s death, or if earlier, the date specified in subsection 6(d); but if such deceased Recipient had ten (10) or more years of service at the time of death, all Options shall expire on their stated expiration date as provided in subsection 6(d).
     (ii) In the case of a Recipient who is receiving benefits under the Company’s Long Term Disability Plan, any Incentive Stock Options held by such Recipient shall automatically become Nonqualified Stock Options if such Incentive Stock Options are not exercised within three (3) months of the date on which such long term disability benefits commenced, or as otherwise provided under Section 7 of the Plan. Nonqualified Stock Options held by such Recipients shall expire on the tenth anniversary of the Date of Grant, or such earlier or later date as is set by the Committee in establishing the terms of the Option at grant, or on such later date as is set by the Committee subsequent to the Date of Grant but prior to the tenth (10th) anniversary of the Date of Grant. The Option may be exercised only for the number of Shares for which it could have been exercised on the date of the commencement of benefits under the Company’s Long Term Disability Plan pursuant to Section 6(e), subject to any adjustment under Section 16 of the Plan.
     (iii) If the Recipient ceases employment or affiliation with the Company as a result of his/her retirement at age sixty-five, each Option held by the Recipient shall expire on the tenth (10th) anniversary of its Date of Grant, or on such earlier or later date as is set by the Committee in establishing the terms of the Option at grant, or as required under Section 7 of the Plan, if applicable, or on such later date as is set by the Committee subsequent to the Date of Grant but prior to the tenth (10th) anniversary of the Date of Grant. The Option may be exercised only for the number of Shares for which it could have been exercised on such termination date pursuant to subsection 6(e), subject to any adjustment under Section 16 of the Plan.
     (iv) If the Recipient ceases employment or affiliation with the Company for any reason other than death, the commencement of benefits under the Company’s Long Term Disability Plan or retirement, all Options held by the Recipient shall expire thirty days following the last day that the Recipient is employed by or affiliated with the Company, or on such earlier or later date as is set by the Committee in establishing the terms of the Option at grant, or on such later date as is set by the Committee subsequent to the Date of Grant but prior to the thirtieth (30th) day following the last day the Recipient is employed by or affiliated with the Company. The Option may be exercised only for the number of Shares for which it could have been exercised on such termination date pursuant to subsection 6(e), subject to any adjustment under Section 16 of the Plan.
Notwithstanding any provision herein to the contrary, in the case of any Incentive Stock Options granted under the Plan, the foregoing provisions of this subsection 6(f), shall be subject to the provisions and requirements of Section 7 of the Plan and Section 422 of the Code, and all grants of such Incentive Stock Options under the Plan shall be administered hereunder in compliance with such Sections.

Notwithstanding any other provisions set forth in the Plan, or in any agreement entered into pursuant to the Plan, if the Recipient’s service is terminated for Cause by the Company or any Subsidiary, any unexercised part of the Option shall lapse immediately upon the earlier of (i) the commission of the act that constituted Cause by the Recipient, or (ii) the last day on which the Recipient is employed by or affiliated with the Company or such Subsidiary.
     (g) Change in Control. Contingent upon the occurrence of a Change in Control, the Board may, but is not required to, take one or more of the following actions:
     (i) accelerate the vesting of any Option;
     (ii) terminate all Options outstanding under the Plan effective upon the date of the Change in Control and make, within ninety days after the date of the Change in Control, a cash payment to the Recipient equal to the difference between the Exercise Price and the Fair Market Value of the vested but unexercised Shares subject to the terminated Option on the date of the Change in Control; or
     (iii) accelerate the expiration of the Options to a date not earlier than the fifteenth day after the date of the Change in Control
     (h) Conditions Required for Exercise. Options granted to Recipients under the Plan shall be exercisable only to the extent they are vested according to subsection 6(e) of the Plan. Furthermore, each Option granted under the Plan is exercisable only if the issuance of Shares pursuant to the exercise would be in compliance with applicable securities laws, as contemplated by Section 15 of the Plan. The Committee may provide for additional conditions for the exercise of any Option in establishing the terms of the Option at grant.
     (i) Method of Exercise. Subject to the requirements of subsections 6(e) and 6(f) of the Plan, an Option granted under this Plan may be exercised in whole or in part. An Option granted under this Plan shall be deemed exercised when the person entitled to exercise the Option (i) delivers written notice to the Chief Executive Officer of the Company (or his designee) of the decision to exercise, (ii) concurrently tenders to the Company full payment for the Shares to be purchased pursuant to the exercise, (iii) remits to the Company in cash upon demand an amount sufficient to satisfy any federal (including FICA and FUTA amounts), state, and/or local withholding tax requirements at the time the Recipient or his beneficiary recognizes income for federal, state, and/or local tax purposes as the result of the receipt of Shares pursuant to the Plan and (iv) complies with such other reasonable requirements as the Committee establishes pursuant to Section 15 of the Plan. Payment for Shares with respect to which an Option is exercised may be made in cash, or by certified check, or wholly or partially in the form of Common Stock having a Fair Market Value on the date of exercise equal to the exercise price. No person shall have the rights of a shareholder with respect to Shares subject to an Option granted under this Plan until a certificate or certificates for the Shares have been delivered to him/her. An Option granted under this Plan may not be exercised in increments of less than one hundred Shares or, if less, one hundred percent (100%) of the full number of Shares as to which it can be exercised. A partial exercise of an Option shall not affect the holder’s right to exercise the Option from time to time in accordance with this Plan as to the remaining Shares subject to the Option.

     (j) Option Share Transfer Restrictions and Repurchase Rights. The Committee may, in establishing the terms of an Option at grant, create (i) restrictions on the ability of the Recipient to transfer Option Shares to any person other than the Company, and (ii) rights of the Company to repurchase Option Shares, prior to the date on which a registration statement pertaining to the Shares to be issued upon exercise of the Option has been filed with and declared effective by the Securities and Exchange Commission.
     (k) Designation of Beneficiary. Each Recipient shall designate in the Agreement he/she executes a beneficiary to receive Options awarded hereunder in the event of both his/her death prior to full exercise of such Options and a delay of the expiration date of such Options in accordance with subsection 6(f) of the Plan; provided, that if no such beneficiary is designated or if the beneficiary so designated does not survive the Recipient, the estate of such Recipient shall be deemed to be his/her beneficiary. Recipients may, by written notice to the Committee, change the beneficiary designated in any outstanding Agreements.
     (l) Assignability. An Option granted under this Plan is not transferable except by will or the laws of descent and distribution. During the lifetime of a Recipient, all rights of the Options are exercisable only by the Recipient.
     7. Special Requirements for Incentive Stock Options. Notwithstanding any other provisions of the Plan, the following requirements apply to each Incentive Stock Option granted pursuant to the Plan.
     (a) Only Employees of the Company shall be eligible to receive grants of Incentive Stock Options.
     (b) The written Agreement that evidences an Option grant shall state whether the Option is an Incentive Stock Option.
     (c) The exercise price of each Share subject to an Incentive Stock Option shall equal the Fair Market Value of the Share on the Option’s Date of Grant.
     (d) Each Incentive Stock Option shall expire no later than the earliest of:
     (i) the tenth (10th) anniversary of the Option’s Date of Grant;
     (ii) the one year anniversary of the Recipient’s death or total and permanent disability as defined in Section 22(e)(3) of the Code; or
     (iii) ninety (90) days following the termination of the Recipient’s employment or affiliation with the Company for a reason other than death or total and permanent disability as defined in Section 22(e)(3) of the Code.
     (e) An Incentive Stock Option granted to an individual who, on the Date of Grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of either the Company or any parent or Subsidiary, shall be granted at an exercise price of one hundred ten percent (110%) of Fair Market Value on the Date of Grant and shall be exercisable only during the five-year period immediately following the Date of

Grant, or during such earlier period as determined by the Committee and set forth in the Recipient’s written Agreement applicable to such Incentive Stock Option. In calculating stock ownership of any person, the attribution rules of Code Section 424(d) shall apply. Furthermore, in calculating stock ownership, any stock that the individual may purchase under outstanding options shall not be considered.
     (f) The aggregate Fair Market Value determined on the Date of Grant, of stock in the Company with respect to which any Incentive Stock Options under the Plan and all other plans of the Company or its Subsidiaries (within the meaning of Section 422(b) of the Code) may become exercisable by any individual for the first time in any calendar year shall not exceed $100,000.
     (g) Notwithstanding any other provision of the Plan to the contrary, Incentive Stock Options granted under the Plan must be granted on or before the date which is the tenth (10th) anniversary of the date on which the Company’s shareholders approved the Plan.
     8. Restricted Share Awards. Subject to the terms of the Plan, the Committee may grant Restricted Share Awards to any Eligible Person in such amount and upon such terms and conditions as shall be determined by the Committee. Each Restricted Share Award shall be evidenced by a Restricted Share Award Agreement, and each such Agreement shall be in writing and shall set forth the vesting schedule applicable to the related Restricted Shares and the restrictions and conditions, if any, which will need to be timely satisfied before the grant will be effective and the conditions, if any, under which the Recipient’s interest in the related Restricted Shares shall be forfeited. Notwithstanding the forgoing, the Committee, in its sole and absolute discretion, may accelerate the vesting of any Restricted Share at any time.
     (a) Committee Action. The Committee, acting in its absolute discretion, shall have the right to grant a Restricted Share Award to an Eligible Person under the Plan from time to time, in accordance with Section 5(a) of the Plan. The Committee shall impose such restrictions on any Restricted Shares granted pursuant to the Plan as it may deem advisable including, without limitation, vesting restrictions, restrictions based upon the achievement of specific goals and/or restrictions under applicable federal or state securities laws, and may legend the certificate representing Restricted Shares to give appropriate notice of such restrictions.
     (b) Effective Date. A Restricted Share Award shall be effective (i) as of the date set by the Committee when the Award is made or, (ii) if the Award is made subject to one, or more than one, condition, as of the date the Committee determines that such conditions have been timely satisfied.
     (c) Grant Conditions. The Committee, acting in its absolute discretion, may make the grant of a Restricted Share Award to a Recipient subject to the satisfaction of one or more objective employment, performance or other Award conditions which the Committee deems appropriate under the circumstances for Eligible Persons generally or for a Recipient in particular, and the related Agreement shall set forth each such condition and the deadline for satisfying each such condition. A Restricted Share certificate shall be issued

(subject to the conditions, if any, described in this Section 8(c)) to, or for the benefit of, the Recipient with respect to the number of shares for which an Award has become effective as soon as practicable after the date on which the grant conditions to which the Restricted Share Award is subject are satisfied.
     (d) Forfeiture Conditions. The Committee may make each grant of a Restricted Share Award (if, when and to the extent that the Award becomes effective) subject to certain grant conditions as set forth in Section 8(c) above. A Recipient’s nonforfeitable interest in the Shares related to his Restricted Share Award shall depend on the extent to which each such condition is timely satisfied.
     (e) Dividends and Voting Rights. A Recipient shall have a right to receive any cash dividends which are paid with respect to his/her Restricted Shares after the date his/her Restricted Share Award has become effective and before the first day that the Recipient’s interest in such Restricted Shares is forfeited completely or becomes completely nonforfeitable. If a stock dividend is declared on a Restricted Share after the grant of the Restricted Share is effective but before the Recipient’s interest in such Share has been forfeited or has become nonforfeitable, such stock dividend shall be treated as part of the grant of the related Restricted Share Award, and a Recipient’s interest in such stock dividend shall be forfeited or shall become nonforfeitable at the same time as the Restricted Share with respect to which the stock dividend was paid is forfeited or becomes nonforfeitable. If a dividend is paid other than in cash or stock, the disposition of such dividend shall be made in accordance with such rules as the Committee shall adopt with respect to each such dividend. A Recipient shall have the right to vote the Shares related to his/her Restricted Share Award after the Award is effective with respect to such Shares but before his/her interest in such Shares has been forfeited or has become nonforfeitable.
     (f) Satisfaction of Forfeiture Conditions. A Share shall cease to be a Restricted Share at such time as a Recipient’s interest in such Share becomes nonforfeitable under the Plan, and the certificate representing such Share, if previously issued with restrictions, shall be reissued as soon as practicable thereafter without any further restrictions related to this Section and shall be transferred to the Recipient.
     (g) Death, Disability, or Termination of Service or Affiliation. If a Recipient ceases to be an Eligible Person due to death, disability or termination of Service or affiliation, the number of Restricted Shares subject to the Restricted Share Award, if any, to which the Recipient is entitled shall be determined in accordance with the applicable Restricted Share Award Agreement. All remaining Shares underlying Restricted Share Awards as to which restrictions apply at the date of termination of employment shall be forfeited subject to such exceptions, if any, authorized by the Committee.
     (h) Change of Control. Contingent upon the occurrence of a Change in Control, the Board may, but is not required to, accelerate the vesting and/or lapse of restrictions applicable to Restricted Shares to which a Recipient is entitled, if any, under a Restricted Share Award.

     9. Liability of the Company. The Company, and any Subsidiary that is in existence or hereafter comes into existence, shall not be liable to any person for any tax consequences expected but not realized by a Recipient or other person due to the grant or exercise of an Option or the grant of a Restricted Share Award.
     10. Amendment and Termination of Plan. The Board may alter, amend, or terminate this Plan from time to time without approval of the shareholders. However, without the approval of the shareholders, no amendment shall be effective that:
     (a) materially increases the benefits accruing to Recipients under the Plan;
     (b) increases the aggregate number of Shares that may be delivered upon the exercise of Options granted under the Plan or the award of Restricted Shares under the Plan;
     (c) materially modifies the eligibility requirements for participation in the Plan; or
     (d) amends the requirements of subsections (a) through (c) of this Section 10.
Any amendment, whether with or without the approval of shareholders, which alters the terms or provisions of an Option or a Restricted Share Award as in effect prior to such amendment (unless such alteration is expressly permitted under this Plan) shall be effective only with the consent of the Recipient to whom the Option or Restricted Share Award was granted, or of the holder currently entitled to exercise the Option.
     11. Expenses of Plan. The Company shall bear the expenses of administering the Plan.
     12. Duration of Plan. The Plan shall continue in effect from the Effective Date to the date which is ten (10) years after the Effective Date of the Plan.
     13. Applicable Law. The validity, interpretation, and enforcement of this Plan and any agreement entered into pursuant to this Plan are governed in all respects by the laws of the State of Florida, without giving effect to its conflict of laws principals, and by the laws of the United States of America.
     14. No Right of Employment. A Recipient’s right, if any, to continue to serve the Company and its Subsidiaries as an officer, Employee, or otherwise shall not be enlarged or otherwise affected by his/her designation as a Recipient under this Plan, and such designation shall not in any way restrict the right of the Company or any Subsidiary, as the case may be, to terminate at any time the employment or affiliation of any Recipient.
     15. Taxes; Compliance with Law; Approval of Regulatory Bodies; Legends. The Company shall have the right to withhold from payments otherwise due and owing to the Recipient (or his/her beneficiary) or to require the Recipient (or his/her beneficiary) to remit to the Company in cash upon demand an amount sufficient to satisfy any federal (including FICA and FUTA amounts), state, and/or local withholding tax requirements at the time the Recipient

(or his/her beneficiary) recognizes income for federal, state, and/or local tax purposes with respect to any Option or Restricted Share Award. The Committee, in its sole and absolute discretion, shall have the right, when shares are to be issued upon the exercise of an Option, or upon the occurrence of the Date of Grant or lapsing of restrictions with respect to a Restricted Share, to withhold a number of such Shares, the Fair Market Value of which at the time of the exercise or occurrence the Committee determines to be sufficient to satisfy the federal (including FICA and FUTA amounts), state and/or local withholding tax requirements, if any, attributable to such exercise or occurrence, not greater than the Recipient’s estimated total tax obligations associated with such exercise or occurrence, as a condition to the issuance of Shares upon Option exercise or lapse of restrictions applicable to a Restricted Share (whether to the Recipient or to his/her beneficiary).
     Options are exercisable, and Shares can be delivered under this Plan, only in compliance with all applicable federal and state laws and regulations and the rules of all stock exchanges on which the Company’s stock is listed at any time. Any certificate issued to evidence Shares issued under the Plan may bear such legends and statements, and shall be subject to such transfer restrictions, as the Committee deems advisable to assure compliance with federal and state laws and regulations and with the requirements of this Section 15 and to reflect the provisions of Section 6(j) of the Plan. No Option may be exercised, and Shares may not be issued under this Plan, until the Company has obtained the consent or approval of every regulatory body, federal or state, having jurisdiction over such matters as the Committee deems advisable.
     Each person who acquires the right to exercise an Option or to ownership of Shares by bequest or inheritance may be required by the Committee to furnish reasonable evidence of ownership of the Option or Shares as a condition to his exercise of the Option or receipt of the Shares. In addition, the Committee may require such consents and releases of taxing authorities, as the Committee deems advisable.
     With respect to persons subject to Section 16 of the 1934 Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 under the 1934 Act or its successor under the 1934 Act. To the extent any provision of the Plan or action by the Plan administrators fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Plan administrators.
     16. Adjustment Upon Change of Shares. If a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of shares, stock split, stock dividend, rights offering, or other expansion or contraction of the Common Stock of the Company occurs, the number and class of Shares for which Options or Restricted Share Awards are authorized to be granted under this Plan, the number and class of Shares then subject to Options and Restricted Share Awards previously granted to Recipients under this Plan, and the price per Share payable upon exercise of each Option or settlement of such Restricted Shares outstanding under this Plan shall be equitably adjusted by the Committee to reflect such changes. To the extent deemed equitable and appropriate by the Board, subject to any required action by shareholders, in any merger, consolidation, reorganization, liquidation or dissolution, any Option or Restricted Share Award granted under the Plan shall pertain to the securities and other property to which a holder of the number of Shares of stock covered by the Option or Restricted Share Award, as applicable, would have been entitled to receive in connection with such event.

     17. Notices. All notices to the Company shall be in writing and shall be delivered to the Chief Executive Officer of the Company or his designee. All notices to a Recipient shall be delivered personally or mailed to the recipient at his address as it appears on the Company’s personnel records. The address of any person may be changed at any time by written notice given in accordance with this Section 17.
     18. No Trust or Fund Created. Neither the Plan or any Agreement entered into pursuant to the Plan shall create or be construed to create a trust or separate fund of any kind, or a fiduciary relationship between the Company or any Subsidiary and any Recipient or Eligible Person or any other person.
     19. Severability. Notwithstanding any other provisions of the Plan or of any Agreement entered into pursuant to the Plan, if any provision of the Plan or any such Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any person or any Option or Award granted hereunder, or would disqualify the Plan or any such Agreement under any law deemed applicable by the Board or the Committee, such provision shall be construed or deemed amended to conform to the applicable laws (but only to the extent necessary to comply with such laws) or, if it cannot be construed or deemed amended without, in the determination of the Board or the Committee, materially altering the intent of the Plan or such Agreement, such provision shall be stricken as to such jurisdiction, person, Option or Award and the remainder of the Plan or such Agreement shall remain in full face and effect.
     20. Compliance with Section 409A of the Code. To the extent applicable, it is intended that the Plan and the Agreements and any grants of Options or Restricted Shares made hereunder comply with the provisions of Section 409A of the Code. The Plan and the Agreements and any grants made hereunder shall be administrated in a manner consistent with this intent, and any provision that would cause the Plan or any Agreement or any grant made hereunder to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code and may be so amended by the Company without the consent of Recipients or Eligible Persons. Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.